Exhibit 10.1

EXECUTION VERSION

ASSET PURCHASE AGREEMENT

between

Hooker Furnishings Corporation

and

Magnussen Home Furnishings, Inc.

dated as of

December 1, 2025

i

EXECUTION VERSION

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of December 1, 2025, is entered into between Hooker Furnishings Corporation, a Virginia corporation (“Seller”), and Magnussen Home Furnishings, Inc., a Delaware corporation (“Buyer”) (each a “Party” and collectively, the “Parties”).

RECITALS

WHEREAS, Seller is a designer, marketer and importer of casegoods (wooden and metal furniture), leather furniture, fabric-upholstered furniture, lighting, accessories, and home decor for the residential, hospitality and contract markets, and domestically manufactures premium residential custom leather, custom fabric-upholstered furniture and outdoor furniture, under the Hooker Furniture brand and other brands and marketing units;

WHEREAS, Seller is engaged through its Home Meridian division in marketing and selling residential furniture under the tradenames “Pulaski Furniture” and “Samuel Lawrence Furniture” (the operation of such product lines, as conducted by Seller, the “Transferred Product Lines” but such term shall not incorporate Seller’s businesses as set forth in the recital directly below);

WHEREAS, Seller is retaining all of its other product lines, brands and businesses, including the “Samuel Lawrence Hospitality” name in connection with designing, marketing and supplying hotel and hospitality furnishings and related goods; and

WHEREAS, Seller wishes to sell and assign to Buyer, and Buyer wishes to purchase and assume from Seller, the rights and obligations of Seller to the Purchased Assets (as defined herein) and Assumed Liabilities (as defined herein), subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

ARTICLE I
Definitions

The following terms have the meanings specified or referred to in this ARTICLE I:

“Acquisition Credit” means One Million Two Hundred and Fifty Thousand Dollars ($1,250,000.00).

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the preamble.

“Allocation Schedule” has the meaning set forth in Section 2.07.

“Ancillary Documents” means the Bill of Sale, the Assignment and Assumption Agreement, Intellectual Property Assignments, Assignment and Assumption of Leases, the License Agreement, Management and Transition Services Agreement and the other agreements, instruments and documents required to be delivered at the Closing.

“Assigned Contracts” has the meaning set forth in Section 2.01(d).

“Assigned IP Amount” means Five Hundred Thousand Dollars ($500,000.00).

“Assigned IP Assets” has the meaning set forth in Section 2.01(g).

“Assignment and Assumption Agreement” has the meaning set forth in Section 3.02(a)(ii).

“Assignment and Assumption of Lease” has the meaning set forth in Section 3.02(a)(iv).

“Assumed Liabilities” has the meaning set forth in Section 2.03.

“Balance Sheet Date” has the meaning set forth in Section 4.04.

“Benefit Plan” means each pension, benefit, retirement, compensation, employment, consulting, profit-sharing, deferred compensation, incentive, bonus, performance award, phantom equity, stock or stock-based, change in control, retention, severance, vacation, paid time off (PTO), medical, vision, dental, disability, welfare, Code Section 125 cafeteria, fringe-benefit and other similar agreement, plan, policy, program or arrangement (and any amendments thereto), in each case whether or not reduced to writing and whether funded or unfunded, including each “employee benefit plan” within the meaning of Section 3(3) of ERISA, whether or not tax-qualified and whether or not subject to ERISA, which is or has been maintained, sponsored, contributed to, or required to be contributed to by Seller for the benefit of any current or former employee, officer, director, retiree, independent contractor or consultant of the Business or any spouse or dependent of such individual, or under which Seller or any of its ERISA Affiliates has or may have any Liability, or with respect to which Buyer or any of its Affiliates would reasonably be expected to have any Liability, contingent or otherwise.

“Bill of Sale” has the meaning set forth in Section 3.02(a)(i).

“Books and Records” has the meaning set forth in Section 2.01(k).

“Business” means the marketing and sale of certain residential furniture under the Transferred Product Lines as conducted by Seller prior to the Closing; provided that the definition of “Business” shall exclude (a) general corporate functions and corporate centralized functional organizations within or controlled by Seller, including (i) finance, accounting, tax, human resources, insurance and risk management, treasury, operational, environmental health and safety, legal, information technology, supply chain management (collectively, the “Corporate Functions”) and (b) the operation of Seller’s other businesses and product lines, including “Samuel Lawrence Hospitality”.

“Business Day” means any day except Saturday, Sunday, or any other day on which commercial banks located in New York are authorized or required by Law to be closed for business.

“Buyer” has the meaning set forth in the preamble.

“Buyer Indemnitees” has the meaning set forth in Section 8.02.

“Buyer Non-Compete Period” has the meaning set forth in Section 6.06(b).

“Cap” has the meaning set forth in Section 8.04(a).

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.

“Closing” has the meaning set forth in Section 3.01.

“Closing Date” has the meaning set forth in Section 3.01.

“Closing Date Payment” has the meaning set forth in Section 2.06(a)(i).

“Closing Net Book Value” means: the Closing Net Book Value of the Purchased Assets and accounts payable and accrued Liabilities with respect to the Assumed Liabilities calculated in accordance with Exhibit A attached hereto, and as finally determined pursuant to Section 2.06(d); provided that for the sake of clarity, the Closing Net Book Value shall be a calculation equal to the (a) Transferred Receivables of the Business as of the Closing Date; PLUS (b) the value of the Transferred Inventory (valued at landed cost less LIFO (Last-In-First-Out) and FIFO (First-In-First-Out) reserves together); PLUS (c) prepaid expenses being the security deposit on the Showroom Lease; MINUS (d) the current accounts payable and accrued Liabilities with respect to the Business.

“Closing Net Book Value Statement” has the meaning set forth in Section 2.06(c)(i).

“Code” means the Internal Revenue Code of 1986, as amended.

“Confidentiality Agreement” means the Confidentiality Agreement, dated as of October 22, 2025, between Buyer and Seller.

“Contracts” means all contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments, and legally binding arrangements, whether written or oral.

“Copyrights” has the meaning set forth in the definition of Intellectual Property.

“Corporate Functions” has the meaning set forth in the definition of Business.

“Direct Claim” has the meaning set forth in Section 8.05(c).

“Disputed Amounts” has the meaning set forth in Section 2.06(d)(iii).

“Dollars” or “$” means the lawful currency of the United States.

“Drop Dead Date” has the meaning set forth in Section 9.01(b).

“Encumbrance” means any charge, claim, community property interest, pledge, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or similar restriction on use, transfer, receipt of income or exercise of any other attribute of ownership of any asset.

“Enforceability Limitations” means limitations on enforcement and other remedies imposed by or arising under or in connection with applicable Laws relating to bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar applicable Laws relating to or affecting creditors’ rights generally or general equitable principles.

“Environmental Claim” means any Action, Governmental Order, lien, fine, penalty, or, as to each, any settlement or judgment arising therefrom, by or from any Person alleging Liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from: (a) the presence of, Release of, or exposure to, any Hazardous Materials; or (b) any actual or alleged non-compliance with any Environmental Law or term or condition of any Environmental Permit.

“Environmental Law” means any applicable Law, and any Governmental Order or binding agreement with any Governmental Authority: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient or indoor air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials. The term “Environmental Law” includes, without limitation, the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; the Federal Insecticide, Fungicide and Rodenticide Act of 1910, as amended, 7 U.S.C. §§ 136 et seq.; the Oil Pollution Act of 1990, as amended, 33 U.S.C. §§ 2701 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.

“Environmental Notice” means any written directive, notice of violation or infraction, or notice respecting any Environmental Claim relating to actual or alleged non-compliance with any Environmental Law or any term or condition of any Environmental Permit.

“Environmental Permit” means any Permit, letter, clearance, consent, waiver, closure, exemption, decision, or other action required under or issued, granted, given, authorized by, or made pursuant to Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“ERISA Affiliate” means all employers (whether or not incorporated) that would be treated together with the Seller or any of its Affiliates as a “single employer” within the meaning of Section 414 of the Code or Section 4001 of ERISA.

“Estimated Net Book Value” has the meaning set forth in Section 2.06(b).

“Estimated Net Book Value Statement” has the meaning set forth in Section 2.06(b).

“Excluded Assets” has the meaning set forth in Section 2.02.

“Excluded Contracts” has the meaning set forth in Section 2.02(e).

“Excluded Liabilities” has the meaning set forth in Section 2.04.

“Excluded Office Equipment” has the meaning set forth in Section 2.01(f).

“Fraud” means, with respect to any Party hereto, common law fraud under the applicable Law of the State of Delaware in connection with the making of the representations and warranties set forth in this Agreement, committed with knowledge of its falsity and with the intent to induce reliance, upon which the other Party reasonably relied, and which proximately resulted in Losses, in each case as finally and conclusively determined by a court of competent jurisdiction.

“Fundamental Buyer Reps” has the meaning set forth in Section 8.01.

“Fundamental Seller Reps” has the meaning set forth in Section 8.01.

“GAAP” means United States generally accepted accounting principles in effect from time to time.

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination, or award entered by or with any Governmental Authority.

“Hazardous Materials” means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or manmade, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation and polychlorinated biphenyls and per- and poly-fluoroalkyl substances (PFAS) and other emerging contaminants.

“Hospitality Business” has the meaning set forth in Section 6.06(a).

“Indemnified Party” has the meaning set forth in Section 8.05.

“Indemnifying Party” has the meaning set forth in Section 8.05.

“Indemnity Holdback Amount” has the meaning set forth in Section 2.06(a)(ii).

“Indemnity Holdback Release Date” has the meaning set forth in Section 2.06(a)(ii).

“Independent Accountant” has the meaning set forth in Section 2.06(d)(iii).

“Insurance Policies” means all policies or binders of fire, liability, product liability, umbrella liability, real and personal property, workers’ compensation, vehicular, fiduciary liability and other casualty and property insurance maintained by Seller or its Affiliates and relating to the Business, the Purchased Assets or the Assumed Liabilities.

“Intellectual Property” means any and all rights in, arising out of, or associated with any of the following in any jurisdiction throughout the world: (a) issued patents and patent applications (whether provisional or non-provisional), including divisionals, continuations, continuations-in-part, substitutions, reissues, reexaminations, extensions, or restorations of any of the foregoing, and other Governmental Authority-issued indicia of invention ownership (including certificates of invention, petty patents, and patent utility models) (“Patents”); (b) trademarks, service marks, brands, certification marks, logos, trade dress, trade names, and other similar indicia of source or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications for registration, and renewals of, any of the foregoing (“Trademarks”); (c) copyrights and works of authorship, whether or not copyrightable, and all registrations, applications for registration, and renewals of any of the foregoing (“Copyrights”); (d) internet domain names and social media account or user names (including “handles”), whether or not Trademarks, all associated web addresses, URLs, websites and web pages, social media sites and pages, and all content and data thereon or relating thereto, whether or not Copyrights; (e) industrial designs, and all Patents, registrations, applications for registration, and renewals thereof; (f) trade secrets, know-how, inventions (whether or not patentable), discoveries, improvements, technology, business and technical information, databases, data compilations and collections, customer and supplier information, methods, processes, techniques, and other similar confidential and proprietary information and all rights therein; and (g) computer programs, operating systems, applications, firmware and other code, including all source code, object code, application programming interfaces, data files, databases, protocols, specifications, and other documentation thereof (“Software”).

“Intellectual Property Agreements” means all licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, covenants not to sue, waivers, releases, permissions, and other Contracts relating to any Assigned IP Assets.

“Intellectual Property Assignment” has the meaning set forth in Section 3.02(a)(iii).

“Intellectual Property Registrations” means all Assigned IP Assets that are subject to any issuance, registration, or application by or with any Governmental Authority or authorized private registrar in any jurisdiction, including issued Patents, registered Trademarks, domain names and Copyrights, and pending applications for any of the foregoing.

“Knowledge of Seller” or “Seller’s Knowledge” or any other similar knowledge qualification, means the actual knowledge of Earl Armstrong, Donna Adams, Sheila Mullins, or Adam Tilley, after due inquiry.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement, or rule of law of any Governmental Authority.

“Leased Real Property” has the meaning set forth in Section 2.01(e).

“Leases” has the meaning set forth in Section 2.01(e).

“Liabilities” means liabilities, obligations, or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute, or contingent, accrued or unaccrued, matured or unmatured or otherwise.

“License Agreement” has the meaning set forth in Section 3.02(a)(vi).

“Losses” means losses, damages, Liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable and documented attorneys’ fees; provided, however, that “Losses” shall not include punitive damages, except to the extent actually awarded to a Governmental Authority or other third party.

“Management and Transition Services Agreement” has the meaning set forth in Section 3.02(a)(v).

“Material Adverse Effect” means any event, occurrence, fact, condition or change that is, individually or in the aggregate, materially adverse to: (a) the business, results of operations, or financial condition of the Business (taken as a whole); or (b) the value of the Purchased Assets (taken as a whole); provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions (including changes in interest rates or exchange rates, imposition of tariffs and similar actions of any Governmental Authority); (ii) conditions generally affecting the industries in which the Business operates; (iii) any changes in financial or securities markets in general; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) any action required or permitted by this Agreement or any action taken (or omitted to be taken) with the written consent of or at the written request of Buyer; (vi) any changes in applicable Laws (or enforcement or interpretation thereof) or accounting rules, including GAAP; (vii) the public announcement, pendency or completion of the transactions contemplated by this Agreement; (viii) any natural or man-made disasters or acts of God; (ix) any epidemics, pandemics, or disease outbreaks or any worsening thereof; or (x) any failure by the Business to meet any internal or published projections, forecasts or revenue or earnings predictions (provided, that the underlying causes of such failures (subject to the other provisions of this definition) shall not be excluded); provided further, however, that any event, occurrence, fact, condition or change referred to in clauses (i) through (iv) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent that such event, occurrence, fact, condition or change has a disproportionate effect on the Business compared to other participants in the industries in which the Business operates (in which case, only the incremental disproportionate adverse effect may be taken into account in determining whether a Material Adverse Effect has occurred).

“Material Contracts” has the meaning set forth in Section 4.06(a).

“Material Customers” has the meaning set forth in Section 4.14(a).

“Material Suppliers” has the meaning set forth in Section 4.14(b).

“Party” and “Parties” have the meanings set forth in the preamble.

“Patents” has the meaning set forth in the definition of Intellectual Property.

“Permits” means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances, and similar rights obtained, or required to be obtained, from Governmental Authorities.

“Permitted Encumbrance” means (a) Encumbrances for Taxes not yet due and payable or the validity of which is being contested in good faith by appropriate proceedings, (b) statutory liens of landlords and liens of carriers, warehousemen, mechanics, materialmen and other liens imposed by Law that may have attached in the ordinary course of business, (c) zoning, entitlement, building and land use regulations, customary covenants and conditions, defects of title, easements, encroachments, rights-of-way, restrictions and other similar charges or encumbrances (whether or not recorded) that, individually or in the aggregate, are not material to the Purchased Assets and do not materially interfere with the present use or operation of such Purchased Assets and relate to the Leased Real Property, (d) non-exclusive licenses of or non-exclusive grants of rights to Intellectual Property, and (e) Encumbrances that will be terminated or released at Closing.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association, or other entity.

“Post-Closing Adjustment Amount” has the meaning set forth in Section 2.06(c)(ii).

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period ending on and including the Closing Date.

“Purchase Price” has the meaning set forth in Section 2.05.

“Purchased Assets” has the meaning set forth in Section 2.01.

“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including, without limitation, ambient or indoor air, surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).

“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants, and other agents of such Person.

“Resolution Period” has the meaning set forth in Section 2.06(d)(ii).

“Review Period” has the meaning set forth in Section 2.06(d)(i).

“Schedule Supplement” has the meaning set forth in Section 6.03.

“Seller” has the meaning set forth in the preamble.

“Seller Deductible” has the meaning set forth in Section 8.04(a).

“Seller Disclosure Schedules” means the Disclosure Schedules delivered by Seller concurrently with the execution and delivery of this Agreement.

“Seller Indemnitees” has the meaning set forth in Section 8.03.

“Seller Non-Solicitation Period” has the meaning set forth in Section 6.07(a).

“Software” has the meaning set forth in the definition of Intellectual Property.

“Showroom Lease” means that certain Lease Agreement dated as of November 1, 2022, by and between Maple Leaf Holdings, Inc., a North Carolina corporation, as landlord, and Seller, as tenant.

“Statement of Objections” has the meaning set forth in Section 2.06(d)(ii).

“Subsidiary” or “Subsidiaries” means, with respect to any specified Person, any other Person of which such first Person owns (either directly or through one or more other Subsidiaries) a majority of the outstanding equity interests or equity interests carrying a majority of the voting power in the election of the board of directors, board of managers or other governing body of such other Person.

“Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, documentary, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Third-Party Claim” has the meaning set forth in Section 8.05(a).

“Trademarks” has the meaning set forth in the definition of Intellectual Property.

“Transfer Taxes” has the meaning set forth in Section 6.12.

“Transferred Inventory” has the meaning set forth in Section 2.01(c).

“Transferred Office Equipment” has the meaning set forth in Section 2.01(f).

“Transferred Product Lines” has the meaning set forth in the recitals.

“Transferred Receivables” has the meaning set forth in Section 2.01(b).

“Treasury Regulations” means all proposed, temporary, and final regulations promulgated under the Code, as such regulations may be amended from time to time.

“Unaudited Financial Information” has the meaning set forth in Section 4.04.

“Undisputed Amounts” has the meaning set forth in Section 2.06(d)(iii).

“WARN Act” means the federal Worker Adjustment and Retraining Notification Act of 1988, and similar state, local and foreign laws related to plant closings, relocations, mass layoffs, and employment losses.

ARTICLE II
Purchase and Sale

Section 2.01 Purchase and Sale of Assets. Subject to the terms and conditions set forth herein, at the Closing, Seller shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase from Seller, free and clear of any Encumbrances, other than Permitted Encumbrances, all of Seller’s right, title and interest in and to all of the assets, properties, and rights of any kind and nature owned or directly held by Seller that are exclusively used or held for use in the conduct of the Business (collectively, the “Purchased Assets”), including, without limitation, the following assets:

(a) those assets of Seller set forth on Schedule 2.01(a);

(b) all accounts or notes receivable net of reserves held by Seller and solely derived from the Business (the “Transferred Receivables”) as reflected in the Estimated Net Book Value Statement;

(c) all raw materials, work-in-process, finished goods, spare parts, packaging and labeling, samples, prototypes, demonstration units, returned goods and other inventory, used, or held for use by Seller exclusively in the Business, including without limitation, (i) product and component specifications, bills of materials, routings, quality standards, drawings, schematics, blueprints, plans, and manufacturing, testing, or inspection documentation to the extent embodied in or inseparable from physical inventory or tooling; and (ii) research and development materials, including without limitation, development lots, experimental or pre-production runs, engineering samples, lab samples, bench stock, and test articles together with associated lab notebooks and test records to the extent they relate to or evidence the foregoing tangible items (collectively, the “Transferred Inventory”);

(d) all of the Contracts, including any Intellectual Property Agreements, set forth on Schedule 2.01(d) (the “Assigned Contracts”);

(e) the Leases listed on Schedule 2.01(e) (collectively, the “Leases”, and which Leases shall constitute Assigned Contracts hereunder), pursuant to which Seller leases the facilities identified on such schedule (the “Leased Real Property”);

(f) the furniture, office equipment, and other tangible personal property located at the Leased Real Property (the “Transferred Office Equipment”), other than the servers, laptops, computers, computer hardware, electronic data processing, telephones, telephone systems and other communications equipment located at the Leased Real Property or elsewhere (the “Excluded Office Equipment”);

(g) excluding the rights to use the “Samuel Lawrence Hospitality” tradename (which shall be licensed to Seller pursuant to the License Agreement), all Intellectual Property exclusively used in the operation of the Business, including, but not limited to, Seller’s rights to use the “Pulaski Furniture” tradename and other Intellectual Property rights of Seller described in Schedule 2.01(g) (the “Assigned IP Assets”), which Assigned IP Assets includes without limitation, (i) royalties, fees, income, payments, and other proceeds now or hereafter due or payable to Seller with respect to such Intellectual Property; and (ii) claims and causes of action with respect to such Intellectual Property, whether accruing before, on, or after the date hereof, including all rights to and claims for damages, restitution, and injunctive and other legal or equitable relief for past, present, or future infringement, misappropriation, or other violation thereto;

(h) all rights to any Actions of any nature available to or being pursued by Seller to the extent exclusively related to the Business, the Purchased Assets, or the Assumed Liabilities, whether arising by way of counterclaim or otherwise;

(i) all prepaid expenses, credits, advance payments, claims, security, refunds, rights of recovery, rights of set-off, rights of recoupment, deposits, charges, sums, and fees, to the extent exclusively relating to the Business and identified on Schedule 2.01(i);

(j) all of Seller’s rights under warranties, indemnities, and all similar rights against third parties to the extent assignable and exclusively related to any Purchased Assets;

(k) originals, or where not available, copies, of all books and records, including, but not limited to, books of account, ledgers and general, financial and accounting records, customer lists, customer purchasing histories, price lists, distribution lists, supplier lists, production data, quality control records and procedures, customer complaints and inquiry files, research and development files, records and data (including all correspondence with any Governmental Authority), sales material and records (including pricing history, total sales, terms and conditions of sale, sales and pricing policies and practices), strategic plans, internal financial statements, marketing and promotional surveys, material and research and files that are regularly used in, and material to, the operation of the Business and that relate exclusively to the Purchased Assets or the Assumed Liabilities (“Books and Records”); provided, however, that that the Books and Records will not include any (i) employee-related or employee benefit-related files or records, (ii) corporate records of Seller, (iii) files, correspondence or other records that relate to any potential sale, transfer or other disposition of the Business, or (iv) other records the transfer of which by Seller would be prohibited from providing to Buyer in accordance with applicable Law; provided, further, that Seller may retain a copy of any Books and Records that Seller in good faith determines is reasonably likely to need for legal, Tax, accounting, finance, treasury, human resources, litigation, federal securities disclosure or similar purposes or in connection with the Excluded Assets or the Excluded Liabilities, or for responding to queries or claims with respect to the conduct of the Business prior to the Closing or the defense of any claims under the terms of this Agreement; and

(l) all goodwill and going concern value of the Business.

Seller and Buyer may supplement the above referenced Schedules prior to or at the Closing to reflect the composition of the Purchased Assets actually delivered by Seller to Buyer at Closing.

Section 2.02 Excluded Assets. Notwithstanding anything herein to the contrary, all assets of Seller not included in the Purchased Assets described in Section 2.01 shall be retained by Seller and are not being transferred to Buyer (collectively, the “Excluded Assets”). For the avoidance of doubt, the Purchased Assets shall not include, without limitation, any right, title, or interest in any of the following assets:

(a) all cash, cash equivalents, investment accounts, short-term marketable investments, deposits, bank accounts, negotiable instruments and securities;

(b) all letters of credit, loan facilities, and performance bonds;

(c) other than the Transferred Receivables, and the tariff rebates referenced in Section 6.11(c), all (i) accounts receivable, (ii) vendor rebates with respect to goods or services which were sold by Seller and full paid for by the customer prior to the Closing Date, (iii) notes receivable, (iv) unearned insurance premium refunds and (v) other receivables due to Seller or any of its Subsidiaries;

(d) all inventory of Seller other than the Transferred Inventory;

(e) all Contracts, including Intellectual Property Agreements, that are not Assigned Contracts (the “Excluded Contracts”);

(f) all real property, and all real property leasehold or license interests (other than the Leases), wherever located, including, without limitation, all buildings and other structures, facilities or improvements located on such real property, all fixtures attached or appurtenant thereto, and all easements, licenses, rights and appurtenances relating to the foregoing;

(g) the Excluded Office Equipment and all other assets (other than the Transferred Office Equipment) consisting of or related to the Corporate Functions, including those related to IT systems, infrastructure, servers, switches, routers, systems hardware, networking and communications assets and equipment, backup and disaster recovery equipment and systems, email systems, firewall devices, wireless access points, phone equipment and systems, and any hardware or software associated with the foregoing, and all laptop and desktop computers, printers, storage devices, tablets, cell phones or other mobile devices;

(h) all Intellectual Property of Seller or its Subsidiaries, other than the Assigned IP Assets;

(i) all rights under warranties, representations, indemnities, guarantees and similar rights in favor of Seller or its Subsidiaries to the extent they relate to any Excluded Assets or any Excluded Liabilities and all other rights relating to the Excluded Liabilities;

(j) all Insurance Policies of Seller, and all rights of Seller and its Subsidiaries of every nature and description under or arising out of such Insurance Policies, including all claims, credits, causes of action thereunder and proceeds thereof;

(k) all employee-related or employee benefit-related files or records;

(l) all Benefit Plans and assets attributable thereto;

(m) all Tax refunds and Tax assets of Seller;

(n) the corporate seals, organizational documents, minute books, stock books, Tax records, books of account or other records having to do with the corporate organization of Seller and/or its Subsidiaries;

(o) the assets, properties and rights specifically set forth on Schedule 2.02(o); and

(p) the rights which accrue or will accrue to Seller under this Agreement and the Ancillary Documents.

Section 2.03 Assumed Liabilities. Subject to the terms and conditions set forth herein, Buyer shall assume and agree to pay, perform and discharge only the following Liabilities of Seller (collectively, the “Assumed Liabilities”), and no other Liabilities:

(a) all trade accounts payable of Seller to third parties in connection with the Business that (i) remain unpaid and are not delinquent by more than thirty (30) days as of the Closing Date and (ii) are reflected on the Estimated Net Book Value Statement;

(b) all Liabilities in respect of the Assigned Contracts, but only to the extent that such Liabilities thereunder are required to be performed after the Closing;

(c) all Liabilities assumed or agreed to be performed by Buyer under the terms of this Agreement or any other Ancillary Document; and

(d) those Liabilities of Seller set forth on Schedule 2.03(d).

Section 2.04 Excluded Liabilities. Notwithstanding the provisions of Section 2.03 or any other provision in this Agreement to the contrary, Buyer shall not assume and shall not be responsible to pay, perform or discharge any Liabilities of Seller or any of its Affiliates of any kind or nature whatsoever other than the Assumed Liabilities (the “Excluded Liabilities”). Seller shall, and shall cause each of its Affiliates to, pay and satisfy in due course all Excluded Liabilities which they are obligated to pay and satisfy. Without limiting the generality of the foregoing, the Excluded Liabilities shall include, but not be limited to, the following:

(a) any Liabilities of Seller arising or incurred in connection with the negotiation, preparation, investigation and performance of this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby, including, without limitation, fees and expenses of counsel, accountants, brokers, consultants, advisers and others;

(b) any Liability for Taxes of Seller (or any stockholder or Affiliate of Seller) or relating to the Business, the Purchased Assets, or the Assumed Liabilities for any Pre-Closing Tax Period;

(c) any Liabilities relating to or arising out of the Excluded Assets;

(d) any Liabilities in respect of any pending or threatened Action arising out of, relating to or otherwise in respect of the operation of the Business or the Purchased Assets to the extent such Action relates to such operation on or prior to the Closing Date;

(e) any product Liability or similar claim for injury to a Person or property which arises out of or is based upon any express or implied representation, warranty, agreement or guaranty made by Seller, or by reason of the improper performance or malfunctioning of a product, improper design or manufacture, failure to adequately package, label or warn of hazards or other related product defects of any products at any time manufactured or sold or any service performed by Seller;

(f) any recall, design defect or similar claims of any products manufactured or sold or any service performed by Seller;

(g) any Liabilities of Seller arising under or in connection with any Benefit Plan providing benefits to any present or former employee of Seller;

(h) any Liabilities of Seller for any present or former employees, officers, directors, retirees, independent contractors or consultants of Seller, including, without limitation, any Liabilities associated with any claims for wages or other benefits, bonuses, accrued vacation, workers’ compensation, severance, retention, termination or other payments;

(i) any Environmental Claims, or Liabilities under Environmental Laws, to the extent arising out of or relating to facts, circumstances or conditions existing on or prior to the Closing or otherwise to the extent arising out of any actions or omissions of Seller, including without limitation, as a result of products manufactured or sold by Seller;

(j) any trade accounts payable of Seller: (i) to the extent not identified on Schedule 2.03(a); (ii) which constitute intercompany payables owing to Affiliates of Seller; (iii) which constitute debt, loans or credit facilities to financial institutions; or (iv) which did not arise in the ordinary course of business;

(k) any Liabilities of the Business relating or arising from unfulfilled commitments, quotations, purchase orders, customer orders or work orders that: (i) do not constitute part of the Purchased Assets issued by the Business’ customers to Seller on or before the Closing; (ii) did not arise in the ordinary course of business; or (iii) are not validly and effectively assigned to Buyer pursuant to this Agreement;

(l) any Liabilities to indemnify, reimburse or advance amounts to any present or former officer, director, employee or agent of Seller (including with respect to any breach of fiduciary obligations by same), except for indemnification of same pursuant to Section 8.03 as Seller Indemnitees;

(m) any Liabilities under the Excluded Contracts or any other Contracts, including Intellectual Property Agreements: (i) which are not validly and effectively assigned to Buyer pursuant to this Agreement; (ii) which do not conform to the representations and warranties with respect thereto contained in this Agreement; or (iii) to the extent such Liabilities arise out of or relate to a breach by Seller of such Contracts prior to Closing;

(n) any Liabilities associated with debt, loans or credit facilities of Seller and/or the Business owing to financial institutions; and

(o) any Liabilities arising out of, in respect of or in connection with the failure by Seller or any of its Affiliates to comply with any Law or Governmental Order.

Section 2.05 Purchase Price. The aggregate purchase price for the Purchased Assets shall be an amount equal to (a) the Closing Net Book Value of the Purchased Assets and accounts payable and accrued Liabilities included in the Assumed Liabilities, calculated in accordance with Exhibit A; PLUS (b) the Assigned IP Amount; MINUS (c) the Acquisition Credit (collectively, the “Purchase Price”), plus the assumption of the Assumed Liabilities (not otherwise covered in the Closing Net Book Value). The Purchase Price shall be paid as provided in Section 2.06.

Section 2.06 Purchase Price Calculation.

(a) Purchase Price Payment. The Purchase Price shall be paid by Buyer to Seller as follows:

(i) at the Closing, an amount equal to ninety percent (90%) of the Purchase Price (as calculated using the Estimated Net Book Value), shall be paid by Buyer to Seller by wire transfer of immediately available funds to an account designated in writing by Seller (“Closing Date Payment”), subject to adjustment pursuant to Section 2.06(c); and

(ii) an amount equal to ten percent (10%) of the Purchase Price (as calculated using the Estimated Net Book Value) (the “Indemnity Holdback Amount”) shall be withheld by Buyer and paid to Seller within two (2) Business Days after the expiration of the two hundred and ten (210) calendar day period following the Closing Date (the “Indemnity Holdback Release Date”), less the amount of any resolved indemnification claims by or on behalf of any Buyer Indemnitees; provided that if on the Indemnity Holdback Release Date, there are indemnity claims by or on behalf of any Buyer Indemnitees timely made but unresolved, Buyer shall, on such date, (A) withhold the estimated amount of Losses associated with such unresolved claim(s) (as determined by Buyer in good faith), and (B) pay the remaining amount of the Indemnity Holdback Amount (if any) to Seller by wire transfer of immediately available funds. The Indemnity Holdback Amount will be used solely to satisfy any indemnification claims by or on behalf of any Buyer Indemnitees pursuant to Section 8.02.

(b) Closing Estimates. Prior to the Closing, Seller shall prepare and deliver to Buyer a statement (the “Estimated Net Book Value Statement”) setting forth its good faith estimate of the Closing Net Book Value of the Purchased Assets and payables included in the Assumed Liabilities (the “Estimated Net Book Value”) plus the Assigned IP Amount Minus the Acquisition Credit, which statement shall be substantially in the form of Exhibit A attached hereto. The Estimated Net Book Value Statement will be prepared in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of Seller’s audited financial statements filed by Seller with the SEC for the most recent fiscal year end.

(c) Post-Closing Adjustment.

(i) Within ninety (90) days after the Closing Date, Buyer shall prepare and deliver to Seller a statement setting forth its calculation of Closing Net Book Value, which statement shall be substantially in the form of Exhibit A attached hereto (the “Closing Net Book Value Statement”). The Closing Net Book Value Statement shall be prepared in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Estimated Net Book Value Statement.

(ii) The “Post-Closing Adjustment Amount” may be either a positive or negative amount, and shall be an amount equal to the Closing Net Book Value (as finally determined in accordance with Section 2.06(d)) minus the Estimated Net Book Value.

(d) Examination and Review.

(i) Examination. After receipt of the Closing Net Book Value Statement, Seller shall have forty-five (45) days (the “Review Period”) to review the Closing Net Book Value Statement. During the Review Period, Seller shall have full access to the relevant books and records of Buyer, the personnel of, and work papers prepared by, Buyer to the extent that they relate to the Closing Net Book Value Statement and to such historical financial information (to the extent in Buyer’s possession) relating to the Closing Net Book Value Statement as Seller may reasonably request for the purpose of reviewing the Closing Net Book Value Statement and to prepare a Statement of Objections (defined below), provided, that such access shall be in a manner that does not interfere with the normal business operations of Buyer.

(ii) Objection. On or prior to the last day of the Review Period, Seller may object to the Closing Net Book Value Statement by delivering to Buyer a written statement setting forth Seller’s objections in reasonable detail, indicating each disputed item or amount and the basis for Seller’s disagreement therewith (the “Statement of Objections”). If Seller fails to deliver the Statement of Objections before the expiration of the Review Period, the Closing Net Book Value Statement and the Post-Closing Adjustment Amount, as the case may be, reflected in the Closing Net Book Value Statement shall be deemed to have been accepted by Seller. If Seller delivers the Statement of Objections before the expiration of the Review Period, Buyer and Seller shall negotiate in good faith to resolve such objections within thirty (30) days after the delivery of the Statement of Objections (the “Resolution Period”), and, if the same are so resolved within the Resolution Period, the Post-Closing Adjustment Amount and the Closing Net Book Value Statement with such changes as may have been previously agreed in writing by Buyer and Seller, shall be final and binding.

(iii) Resolution of Disputes. If Seller and Buyer fail to reach an agreement with respect to all of the matters set forth in the Statement of Objections before expiration of the Resolution Period, then either Party may submit any amounts remaining in dispute (“Disputed Amounts” and any amounts not so disputed, the “Undisputed Amounts”) for resolution to the office of PricewaterhouseCoopers or, if PricewaterhouseCoopers is unable to serve, Buyer and Seller shall appoint by mutual agreement the office of an impartial nationally recognized firm of independent certified public accountants other than Seller’s accountants or Buyer’s accountants (the “Independent Accountant”) who, acting as experts and not arbitrators, shall resolve the Disputed Amounts only and make any adjustments to the Post-Closing Adjustment Amount, as the case may be, and the Closing Net Book Value Statement. The Parties hereto agree that all adjustments shall be made without regard to materiality. The Independent Accountant shall only decide the specific items under dispute by the Parties and their decision for each Disputed Amount must be within the range of values assigned to each such item in the Closing Net Book Value Statement and the Statement of Objections, respectively.

(iv) Fees of the Independent Accountant. The fees and expenses of the Independent Accountant shall be paid by Seller, on the one hand, and Buyer, on the other hand, based upon the percentage that the amount actually contested but not awarded to Seller or Buyer, respectively, bears to the aggregate amount actually disputed by Seller and Buyer.

(v) Determination by Independent Accountant. The Independent Accountant shall make a determination as soon as practicable within thirty (30) days (or such other time as the Parties hereto shall agree in writing) after their engagement, and their resolution of the Disputed Amounts and their calculations of the Closing Net Book Value Statement and the Post-Closing Adjustment Amount shall be conclusive and binding upon the Parties hereto.

(e) Payment of the Post-Closing Adjustment Amount.

(i) If the Post-Closing Adjustment Amount is a negative number, Seller shall pay to Buyer an amount equal to the absolute value of the Post-Closing Adjustment Amount by wire transfer of immediately available funds within five (5) Business Days after the final determination of the Closing Net Book Value.

(ii) If the Post-Closing Adjustment Amount is a positive number, Buyer shall pay to Seller an aggregate amount equal to the Post-Closing Adjustment Amount by wire transfer of immediately available funds within five (5) Business Days after the final determination of the Closing Net Book Value.

(f) Adjustments for Tax Purposes. Any payments made pursuant to Section 2.06 shall be treated as an adjustment to the Purchase Price by the Parties for Tax purposes, unless otherwise required by Law.

(g) Overdue Payments. Should a Party not make full payment of any amounts due under this Section 2.06 within five (5) Business Days following written notice from the other Party, (i) any remaining amounts due and payable shall accrue interest from and after such date at a rate per annum equal to five percent (5%); and (ii) the Party obligated to pay such amounts shall pay the other Party for all reasonable attorney fees and costs (if any) of the other Party in enforcing collection of the amounts due and payable under this Section 2.06.

Section 2.07 Allocation of Purchase Price. Seller and Buyer agree that the Purchase Price and the Assumed Liabilities (plus other relevant items) shall be allocated among the Purchased Assets for all purposes (including Tax and financial accounting) as shown on the allocation schedule (the “Allocation Schedule”) attached hereto as Schedule 2.07. Any adjustments to the Purchase Price including pursuant to Section 2.06 herein or otherwise in this Agreement shall be allocated in a manner consistent with the Allocation Schedule.

Section 2.08 Withholding Tax. Buyer shall be entitled to deduct and withhold from the Purchase Price all Taxes that Buyer may be required to deduct and withhold under any provision of applicable Law. Prior to withholding any amounts pursuant to this Section 2.08, Buyer shall notify Seller and shall provide reasonable cooperation to Seller in good faith to remove or eliminate any such withholding. All such withheld amounts shall be treated as delivered to Seller hereunder.

Section 2.09 Third Party Consents. To the extent that Seller’s rights under any Assigned Contract or Purchased Asset may not be assigned to Buyer without the consent of another Person which consent has not been obtained, this Agreement shall not constitute an agreement to assign the same if an attempted assignment would constitute a breach thereof or be unlawful, and Seller, at its expense, shall use its commercially reasonable efforts to obtain any such required consent(s) as promptly as possible; provided, however, Seller shall not be required to expend any significant funds (other than legal expenses) and shall not be required to enter into any guarantee or otherwise become liable for any obligations in making or obtaining any such consent. If any such consent shall not be obtained or if any attempted assignment would be ineffective or would impair Buyer’s rights under the Purchased Asset in question so that Buyer would not in effect acquire the benefit of all such rights, Seller, to the maximum extent permitted by applicable Law and the Purchased Asset or Assigned Contract, shall act after the Closing as Buyer’s agent in order to obtain for it the benefits thereunder and shall cooperate, to the maximum extent permitted by applicable Law and the Purchased Asset or Assigned Contract, with Buyer in any other reasonable arrangement designed to provide such benefits to Buyer.

ARTICLE III
Closing

Section 3.01 Closing. Subject to the terms and conditions of this Agreement, the consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place remotely by electronic exchange of documents and signatures, at 12:01 AM Eastern Standard Time, on December 10, 2025 or the third (3rd) Business Day after all of the conditions to Closing set forth in ARTICLE VII are either satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date), or at such other time, date or place as Seller and Buyer may mutually agree upon in writing. The date on which the Closing is to occur is herein referred to as the “Closing Date.”

Section 3.02 Closing Deliverables.

(a) At the Closing, Seller shall deliver to Buyer the following:

(i) a bill of sale in substantially the form attached hereto as Exhibit B (the “Bill of Sale”) and duly executed by Seller, transferring the Purchased Assets to Buyer;

(ii) an assignment and assumption agreement in substantially the form attached hereto as Exhibit C (the “Assignment and Assumption Agreement”) and duly executed by Seller, effecting the assignment to and assumption by Buyer of the Purchased Assets and the Assumed Liabilities;

(iii) an assignment in substantially the form attached hereto as Exhibit D (the “Intellectual Property Assignment”) and duly executed by Seller, transferring all of Seller’s right, title, and interest in and to the Assigned IP Assets to Buyer;

(iv) with respect to each Lease, an Assignment and Assumption of Lease in substantially the form attached hereto as Exhibit E (each, an “Assignment and Assumption of Lease”) and duly executed by Seller;

(v) a transition services agreement in substantially the form attached hereto as Exhibit F (“Management and Transition Services Agreement”) and duly executed by Seller with respect to the transition of the Purchased Assets and Business on and after the Closing;

(vi) a license agreement in substantially the form attached hereto as Exhibit G (“License Agreement”), duly executed by Seller, licensing the Trademark “Samuel Lawrence Hospitality” to Seller from and after the Closing to use in connection with the Hospitality Business;

(vii) Seller’s IRS Form W-9;

(viii) copies of all consents, approvals, waivers, and authorizations referred to in Section 4.03 of the Seller Disclosure Schedule; and

(ix) a certificate of the Secretary or Assistant Secretary (or equivalent officer) of Seller certifying as to (A) the resolutions of the board of directors of Seller, duly adopted and in effect, which authorize the execution, delivery and performance of this Agreement and the transactions contemplated hereby; and (B) the names and signatures of the officers of Seller authorized to sign this Agreement and the documents to be delivered hereunder.

(b) At the Closing, Buyer shall deliver to Seller the following:

(i) the Closing Date Payment by wire transfer of immediately available funds to an account designated in writing by Seller to Buyer;

(ii) the Assignment and Assumption Agreement duly executed by Buyer;

(iii) the Intellectual Property Assignment duly executed by Buyer;

(iv) the Management and Transition Services Agreement duly executed by Buyer;

(v) the License Agreement duly executed by Buyer; and

(vi) with respect to each Lease, an Assignment and Assumption of Lease duly executed by Buyer.

ARTICLE IV
Representations and warranties of seller

Except as set forth in the correspondingly numbered Section of the Seller Disclosure Schedules, Seller represents and warrants to Buyer that the statements contained in ARTICLE IV are true and correct as of the date hereof.

Section 4.01 Organization and Qualification of Seller.

(a) Seller is a corporation duly incorporated, validly existing and in good standing under the Laws of the Commonwealth of Virginia and has all necessary and corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on the Business as currently conducted.

(b) Section 4.01(b) of the Seller Disclosure Schedules sets forth each jurisdiction in which Seller is licensed or qualified to do business with respect to the Business, and Seller is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the ownership of the Purchased Assets or the operation of the Business as currently conducted makes such licensing or qualification necessary except where the absence of such power to conduct its business would not have, individually or in the aggregate, a Material Adverse Effect.

Section 4.02 Authority of Seller. Seller has full corporate power and authority to enter into this Agreement and the Ancillary Documents to which Seller is or will be a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Seller of this Agreement and any Ancillary Document to which Seller is or will be a party, the performance by Seller of its obligations hereunder and thereunder and the consummation by Seller of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Seller. This Agreement has been duly executed and delivered by Seller, and (assuming due authorization, execution, and delivery by Buyer) this Agreement constitutes a legal, valid, and binding obligation of Seller enforceable against Seller in accordance with its terms, subject to the Enforceability Limitations. When each Ancillary Document to which Seller is or will be a party has been duly executed and delivered by Seller (assuming due authorization, execution and delivery by each other party thereto), such Ancillary Document will constitute a legal and binding obligation of Seller enforceable against it in accordance with its terms, subject to the Enforceability Limitations.

Section 4.03 No Conflicts; Consents. The execution, delivery and performance by Seller of this Agreement and the Ancillary Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the articles of incorporation, by-laws or other organizational documents of Seller; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Seller, the Business or the Purchased Assets; (c) except as set forth in Section 4.03 of the Seller Disclosure Schedule, require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Assigned Contract; or (d) result in the creation or imposition of any Encumbrance (other than a Permitted Encumbrance) on the Purchased Assets. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Seller in connection with the execution and delivery of this Agreement or any of the Ancillary Documents to which Seller is or will be a party and the consummation of the transactions contemplated hereby and thereby. Without limiting the foregoing, Seller’s approval by its board of directors was duly adopted after proper process (including any required committee approvals) and no further corporate approvals of Seller are required.

Section 4.04 Financial Information. Section 4.04 of the Seller Disclosure Schedules sets forth (a) the unaudited balance sheet of the Business as of February 2, 2025 and the related unaudited statement of income for the twelve (12) month period then ended; (b) an unaudited balance sheet of the Business as of November 2, 2025 (the “Balance Sheet Date”) and the related unaudited statement of income for the nine (9) month period then ended (collectively, the “Unaudited Financial Information”) (it being understood, however, that the Business has not been operating historically as a separate “standalone” entity and, therefore, the Unaudited Financial Information will reflect certain costs and other allocations made that may not reflect what would have been incurred if the Business had operated as a standalone business during the period covered by the Unaudited Financial Information and does not reflect costs and other allocations that would be allocated to the Business on a carveout basis). The Unaudited Financial Information, subject to the parenthetical in the previous sentence, (a) has been prepared in accordance with GAAP applied on a consistent basis throughout the period involved, subject to normal and recurring year-end adjustments and the absence of notes, (b) are based on the books and records of the Business, and (c) fairly present, in all material respects, the financial condition of the Business as of the respective dates they were prepared and the results of the operations of the Business for the periods indicated. Seller maintains a standard system of accounting for the Business established and administered in accordance with GAAP.

Section 4.05 Absence of Certain Changes, Events and Conditions. Since the Balance Sheet Date, the Business has been conducted in the ordinary course of business consistent with past practice, and there has not been any:

(a) event, occurrence, or development that has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(b) material change in any method of accounting or accounting practice for the Business, except as required by GAAP or as disclosed in the Unaudited Financial Information;

(c) material change in practices and procedures with respect to collection of accounts receivable, establishment of reserves for uncollectible accounts receivable, accrual of accounts receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits;

(d) transfer, assignment, sale, or other disposition of any of the Purchased Assets, except for the sale of inventory in the ordinary course of business;

(e) cancellation of any material claims or amendment, termination or waiver of any material rights relating to any Purchased Assets;

(f) transfer or assignment of or grant of any license or sublicense under or with respect to any Assigned IP Asset (except non-exclusive licenses or sublicenses granted in the ordinary course of business consistent with past practice);

(g) material damage, destruction or loss, or any material interruption in use, of any Purchased Assets, whether or not covered by insurance;

(h) acceleration, termination, material modification to or cancellation of any Assigned Contract;

(i) material capital expenditures which would constitute an Assumed Liability; or

(j) adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law.

Section 4.06 Material Contracts.

(a) Section 4.06(a) of the Seller Disclosure Schedules lists (i) each Assigned Contract and (ii) each of the other Contracts of the following types (x) by which any of the Purchased Assets are bound or affected or (y) to which Seller is bound in specifically in connection with the Business (the “Material Contracts”):

(i) all Contracts involving aggregate consideration in excess of $25,000 in any twelve (12) month period and which, in each case, cannot be cancelled without penalty or without more than ninety (90) days’ notice;

(ii) all Contracts that require Seller to purchase or sell a stated portion of the requirements or outputs of the Business or that contain “take or pay” provisions;

(iii) all Contracts that provide for the indemnification of any Person or the assumption of any Tax, environmental or other Liability of any Person;

(iv) all broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing consulting, and advertising Contracts;

(v) except for Contracts relating to trade payables, all Contracts relating to indebtedness (including, without limitation, guarantees);

(vi) all Contracts with any Governmental Authority;

(vii) all Contracts that limit or purport to limit the ability of Seller to compete in any line of business or with any Person or in any geographic area or during any period of time;

(viii) all joint venture, partnership or similar Contracts;

(ix) all Contracts for the sale of any of the Purchased Assets or for the grant to any Person of any option, right of first refusal or preferential or similar right to purchase any of the Purchased Assets;

(x) all powers of attorney with respect to the Business or any Purchased Asset; and

(xi) all Intellectual Property Agreements with respect to the Business.

(b) Each Material Contract is in full force and effect and is a valid and binding agreement enforceable against Seller and, to Seller’s Knowledge, the other party or parties thereto, in accordance with its terms. Neither Seller nor, to Seller’s Knowledge, any other party thereto is in material breach of or default under (or is alleged to be in material breach of or default under) or has been provided or received any written notice of any intention to terminate, any Assigned Contract. To Seller’s Knowledge, no event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Material Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder. Complete and correct copies of each Material Contract (including all modifications, amendments, and supplements thereto and waivers thereunder) have been made available to Buyer. There are no material disputes pending or, to Seller’s Knowledge threatened under any Assigned Contract.

Section 4.07 Title to Purchased Assets. Seller has good and valid title to, or a valid leasehold interest in, all of the Purchased Assets. The Purchased Assets are not subject to any Encumbrances (other than Permitted Encumbrances). Effective as of Closing, the Purchased Assets (including leasehold interests) will be free and clear of Encumbrances (other than Permitted Encumbrances).

Section 4.08 Intentionally Omitted.

Section 4.09 Leased Real Property.

(a) Section 4.09(a) of the Seller Disclosure Schedules sets forth a description of each parcel of Leased Real Property, and a true and complete list of all Leases. Complete and correct copies of each Lease have been made available to Buyer. With respect to each Lease:

(i) such Lease is valid, binding, enforceable and in full force and effect;

(ii) Seller is not in material breach or default under such Lease, and Seller has not received nor given any written notice of any default or event that with notice or lapse of time, or both, would constitute a default by Seller under any of the Leases and, to the Knowledge of Seller, no other party is in default thereof, and no party to any Lease has exercised any termination rights with respect thereto; and

(iii) Seller has not subleased, assigned, or otherwise granted to any Person the right to use or occupy such Leased Real Property or any portion thereof.

(b) Seller has not received any written notice of: (i) violations of building codes and/or zoning ordinances or other governmental or regulatory Laws affecting the Leased Real Property, (ii) existing, pending or threatened condemnation proceedings affecting the Leased Real Property, or (iii) existing, pending or threatened zoning, building code or other moratorium proceedings, or similar matters which would reasonably be expected to adversely affect the ability to operate the Leased Real Property as currently operated. Neither the whole nor any material portion of any Leased Real Property has been damaged or destroyed by fire or other casualty.

Section 4.10 Intellectual Property.

(a) Section 4.10(a) of the Seller Disclosure Schedules contains, excluding the “Samuel Lawrence Hospitality” tradename, a correct, current and complete list of: (i) all Intellectual Property Registrations, specifying as to each, as applicable: (A) the title, mark, or design; (B) the jurisdiction by or in which it has been issued, registered or filed; (C) the registration or application serial number; (D) the issue, registration or filing date; and (E) the current status; (ii) all material unregistered Trademarks included in the Assigned IP Assets; and (iii) all proprietary Software included in the Assigned IP Assets.

(b) Except as set forth in Section 4.10(b) of the Seller Disclosure Schedule, (i) Seller owns all right, title and interest in and to, or is otherwise authorized to use, all of the Assigned IP Assets, in each case free and clear of all Encumbrances, other than Permitted Encumbrances, (ii) all of the Assigned IP Assets are valid and all Intellectual Property Registrations are subsisting and in full force and effect, and (iii) all required filings and fees related to the Intellectual Property Registrations have been timely submitted with and paid to the relevant Governmental Authorities and authorized registrars.

(c) To Seller’s Knowledge, the conduct of the Business as currently conducted by Seller, including the use of the Assigned IP Assets in connection therewith, does not infringe, misappropriate, or otherwise violate in any material respect, the Intellectual Property rights of any Person. To Seller’s Knowledge, no Person has infringed, misappropriated, or otherwise violated any of the Assigned IP Assets.

(d) There are no Actions (including any opposition, cancellation, revocation, review, or other proceeding), pending or, to Seller’s Knowledge, threatened: (i) alleging any infringement or misappropriation of any Assigned IP Assets; (ii) challenging the validity, enforceability, registrability, patentability, or ownership of any Assigned IP Assets; or (iii) by Seller or any other Person alleging any infringement, misappropriation, or other violation by any Person of any Assigned IP Assets.

(e) Section 4.10(e) of the Seller Disclosure Schedules contains a correct, current, and complete list of all social media accounts used by Seller in the conduct of the Business. Seller has complied in all material respects with all terms of use, terms of service, and other Contracts and all associated policies and guidelines relating to its use of any social media platforms, sites, or services in the conduct of the Business.

Section 4.11 Inventory. All Transferred Inventory is owned by Seller free and clear of all Encumbrances (other than Permitted Encumbrances), and no Transferred Inventory is held on a consignment basis. The Transferred Inventory consists of a quality and quantity usable and salable in the ordinary course of business consistent with past practices (other than damages or losses to inventory incurred in the ordinary course of business).

Section 4.12 Transferred Receivables. The Transferred Receivables have arisen from bona fide transactions entered into by Seller involving the sale of goods or the rendering of services in the ordinary course of business consistent with past practice. Seller has not received notice of any claims, refusals to pay or other rights of set-off, defenses or counterclaims with respect to the Transferred Receivables other than normal cash discounts accrued in the ordinary course of business consistent with past practice.

Section 4.13 Work-in-Process. Section 4.13 of the Seller Disclosure Schedules sets forth a list of all backlog, open contracts, subcontracts, sales and purchase orders of the Business with unbilled or partially completed work with Seller’s third party manufacturer’s and the corresponding customers as of November 11, 2025. Such schedule identifies, for each such order and in all material respects, the contract value, costs incurred to date, estimated costs to complete, amounts billed and unbilled, retainage or holdbacks (if any), and anticipated margin based on the information set forth therein. Without limiting the foregoing, except as expressly set forth on Section 4.13 of the Seller Disclosure Schedule: (i) the listed orders are generated in the ordinary course of business and no listed order is expected to be, loss-making based on the total estimated contract cost and total contract value; and (ii) to Seller’s Knowledge, there are no pending or threatened change order requests by Seller or any customer not disclosed therein.

Section 4.14 Customers and Suppliers.

(a) Section 4.14(a) of the Seller Disclosure Schedules sets forth with respect to the Business: (i) the fifteen (15) largest customers of the Seller by dollar volume for each of the two (2) most recent fiscal years and the nine (9) month period ended October 31, 2025 (collectively, the “Material Customers”); and (ii) the amount of consideration paid by each Material Customer during such periods. Except as set forth in Section 4.14(a) of the Seller Disclosure Schedule, Seller has not received any written notice, and has no reason to believe, that any of the Material Customers has ceased, or intends to cease after the Closing, to use the goods or services of the Business or to otherwise terminate or materially reduce its relationship with the Business.

(b) Section 4.14(b) of the Seller Disclosure Schedules sets forth with respect to the Business: (i) the fifteen (15) largest suppliers to whom Seller has paid consideration for goods or services rendered by dollar volume for each of the two (2) most recent fiscal years and the nine (9) month period ended October 31, 2025 (collectively, the “Material Suppliers”); and (ii) the amount of purchases from each Material Supplier during such periods. Except as set forth in Section 4.14(b) of the Seller Disclosure Schedule, Seller has not received any notice, and has no reason to believe, that any of the Material Suppliers has ceased, or intends to cease, to supply goods or services to the Business or to otherwise terminate or materially reduce its relationship with the Business.

Section 4.15 Claims. Section 4.15 of the Seller Disclosure Schedules sets forth a list of all pending claims and the claims history for Seller since January 1, 2024 with respect to any products sold by the Business.

Section 4.16 Legal Proceedings; Governmental Orders. Except as set forth in Section 4.16 of the Seller Disclosure Schedule: (a) there are no Actions pending or, to Seller’s Knowledge, threatened against or by Seller: (i) relating to or materially affecting the Business, the Purchased Assets or the Assumed Liabilities; or (ii) that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement; (b) there are no outstanding Governmental Orders and no unsatisfied judgments, penalties, or awards against, relating to or affecting the Business. To Seller’s Knowledge, no event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

Section 4.17 Compliance With Laws; Permits.

(a) Except as set forth in Section 4.17(a) of the Seller Disclosure Schedule, Seller is and, since January 1, 2022 has been in compliance in all material respects with all Laws applicable to the conduct of the Business as currently conducted or the ownership and use of the Purchased Assets. All Permits required for Seller to conduct the Business as currently conducted or for the ownership and use of the Purchased Assets have been obtained by Seller and are valid and in full force and effect, in all material respects.

(b) Section 4.17(b) of the Seller Disclosure Schedules lists all current Permits issued to Seller which are primarily related to the conduct of the Business as currently conducted or the ownership and use of the Purchased Assets, including the names of the Permits and their respective dates of issuance and expiration.

Section 4.18 Environmental Matters.

(a) Except as would not, individually or in the aggregate, result in a Material Adverse Effect: (i) the operations of Seller with respect to the Business are currently and, since January 1, 2022, have been in material compliance with all applicable Environmental Laws; (ii) Seller has obtained and is in material compliance with all Environmental Permits necessary for the conduct of the Business as currently conducted; and (iii) there are no Actions pending or, to Seller’s Knowledge, threatened, against Seller, with respect to the Business, alleging the violation of, noncompliance with or Liability under any applicable Environmental Laws. No real property currently or formerly owned, leased or operated by Seller in connection with the Business is listed on, or has been proposed for listing on, the National Priorities List (or CERCLIS) under CERCLA, or any similar state list.

(b) Except for any matter that would not have a Material Adverse Effect pursuant to any Environmental Laws, there has been no Release of Hazardous Materials in contravention of Environmental Law with respect to the Business or, to Seller’s Knowledge any real property currently or formerly owned, leased or operated by Seller in connection with the Business, and Seller has not received an Environmental Notice that any of the Business or the Purchased Assets or real property currently or formerly owned, leased or operated by Seller in connection with the Business (including soils, groundwater, surface water, buildings and other structure located thereon) has been contaminated with any Hazardous Material which would reasonably be expected to result in an Environmental Claim against, or a violation of Environmental Law or term of any Environmental Permit by, Seller.

(c) Except as may otherwise be set forth in the Leases, Seller has not retained or assumed, by contract or operation of Law, any Liabilities, or obligations of third parties under Environmental Law.

Section 4.19 Employment Matters.

(a) Seller is and, since January 1, 2022, has been in compliance in all material respects with all applicable Laws pertaining to employment and employment practices to the extent they relate to employees and independent contractors of the Business, including all Laws relating to labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence, paid sick leave and unemployment insurance. All individuals currently characterized and treated by Seller as consultants or independent contractors of the Business are properly treated as independent contractors under applicable Laws in all material respects. All current employees of the Business classified as exempt under the Fair Labor Standards Act and state and local wage and hour Laws are properly classified. Seller is and, since January 1, 2022, has been in compliance with all immigration Laws in all material respects, including Form I-9 requirements and any applicable mandatory E-Verify obligations. There are no Actions against Seller pending, or to the Seller’s Knowledge, threatened to be brought or filed, by or with any Governmental Authority or arbitrator in connection with the employment of any current or former applicant, employee or independent contractor of the Business, including, without limitation, any charge, investigation or claim relating to unfair labor practices, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, employee classification, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence, paid sick leave, unemployment insurance or any other employment related matter arising under applicable Laws.

(b) Seller has complied with the WARN Act, and it has no plans to undertake any action that would trigger the WARN Act.

Section 4.20 Taxes.

(a) All material Tax Returns with respect to the Business required to be filed by Seller for any Pre-Closing Tax Period have been, or will be, timely filed and all Taxes shown thereon as due and owing by Seller have been, or will be, timely paid.

(b) No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of Seller.

(c) All deficiencies asserted, or assessments made, against Seller as a result of any examinations by any taxing authority have been fully paid.

(d) Seller is not a party to any Action by any taxing authority. There are no pending or threatened Actions by any taxing authority.

(e) There are no Encumbrances for Taxes upon any of the Purchased Assets (other than Permitted Encumbrances) nor, to Seller’s Knowledge, is any taxing authority in the process of imposing any Encumbrances for Taxes on any of the Purchased Assets (other than for current Taxes not yet due and payable).

(f) Seller is not a “foreign person” as that term is used in Treasury Regulations Section 1.1445-2(b)(2)(i) and will not be subject to withholding under Section 1445 of the Code and the Treasury Regulations promulgated thereunder with respect to the sale of the Purchased Assets.

(g) None of the Purchased Assets is: (i) required to be treated as being owned by another person pursuant to the so-called “safe harbor lease” provisions of former Section 168(f)(8) of the Internal Revenue Code of 1954, as amended; (ii) subject to Section 168(g)(1)(A) of the Code; or (iii) subject to a disqualified leaseback or long-term agreement as defined in Section 467 of the Code.

(h) None of the Purchased Assets is tax-exempt use property within the meaning of Section 168(h) of the Code.

Section 4.21 Brokers. Except for Stump & Company, no broker, finder, or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any Ancillary Document based upon arrangements made by or on behalf of Seller.

Section 4.22 No Other Representations. Except for the representations and warranties contained in this ARTICLE IV (including the related portions of the Seller Disclosure Schedule), neither Seller nor any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Seller, including any representation or warranty as to the accuracy or completeness of any information regarding the Business and the Purchased Assets furnished or made available to Buyer and its Representatives or as to the future revenue, profitability or success of the Business, or any representation or warranty arising from statute or otherwise in law.

ARTICLE V
Representations and warranties of buyer

Buyer represents and warrants to Seller that the statements contained in this ARTICLE V are true and correct as of the date hereof.

Section 5.01 Organization of Buyer. Buyer is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware.

Section 5.02 Authority of Buyer. Buyer has full corporate power and authority to enter into this Agreement and the Ancillary Documents to which Buyer is or will be a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Buyer of this Agreement and any Ancillary Document to which Buyer is or will be a party, the performance by Buyer of its obligations hereunder and thereunder and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer, and (assuming due authorization, execution, and delivery by Seller) this Agreement constitutes a legal, valid, and binding obligation of Buyer enforceable against Buyer in accordance with its terms, subject to the Enforceability Limitations. When each Ancillary Document to which Buyer is or will be a party has been duly executed and delivered by Buyer (assuming due authorization, execution and delivery by each other party thereto), such Ancillary Document will constitute a legal and binding obligation of Buyer enforceable against it in accordance with its terms, subject to the Enforceability Limitations.

Section 5.03 No Conflicts; Consents. The execution, delivery and performance by Buyer of this Agreement and the Ancillary Documents to which it is or will be a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the certificate of incorporation, by-laws or other organizational documents of Buyer; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Buyer; or require the consent, notice or other action by any Person under any Contract to which Buyer is a party. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Buyer in connection with the execution and delivery of this Agreement and the Ancillary Documents to which Buyer is or will be a party and the consummation of the transactions contemplated hereby and thereby, except such consents, approvals, Permits, Governmental Orders, declarations, filings or notices which, in the aggregate, would not have a material and adverse effect on the ability of Buyer to consummate the transactions contemplated hereby on a timely basis.

Section 5.04 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any Ancillary Document based upon arrangements made by or on behalf of Buyer.

Section 5.05 Legal Proceedings. There are no Actions pending or, to Buyer’s knowledge, threatened against or by Buyer or any Affiliate of Buyer that challenge or seek to prevent, enjoin, or otherwise delay the transactions contemplated by this Agreement. To the knowledge of Buyer, no event has occurred or circumstances exist that may give rise or serve as a basis for any such Action.

Section 5.06 Sufficiency of Funds. Buyer has sufficient cash or other sources of funds that are immediately available to permit Buyer to satisfy all of its payment obligations under this Agreement. Buyer acknowledges that the consummation of the transactions contemplated by this Agreement is not conditioned on the receipt by Buyer of proceeds of any third-party financing.

Section 5.07 Solvency. Immediately after giving effect to the transactions contemplated hereby, Buyer shall be solvent and shall: (a) be able to pay its debts as they become due; and (b) have adequate capital to carry on its business. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated hereby with the intent to hinder, delay or defraud either present or future creditors of Buyer. In connection with the transactions contemplated hereby, Buyer has not incurred, nor plans to incur, debts beyond its ability to pay as they become absolute and matured.

Section 5.08 Independent Investigation.

(a) Buyer has conducted its own independent investigation, review and analysis of the Business and the Purchased Assets and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of Seller for such purpose.

(b) Buyer acknowledges that: (i) neither Seller nor any other Person on behalf of Seller has made any representation or warranty, express or implied, as to Seller, the Business, or the Purchased Assets, or the accuracy or completeness of any information regarding Seller, the Business or the Purchased Assets furnished or made available to Buyer and its Representatives, or any other matter related to the transactions contemplated herein, other than those representations and warranties expressly set forth in ARTICLE IV of this Agreement (including the related portions of the Seller Disclosure Schedule), and (ii) in determining to enter into this Agreement, Buyer has not relied on any representation or warranty from Seller or any other Person on behalf of Seller, or upon the accuracy or completeness of any information regarding Seller, the Business, or the Purchased Assets furnished or made available to Buyer and its Representatives, other than those representations and warranties expressly set forth in ARTICLE IV of this Agreement (including, without limitation, the related portions of the Seller Disclosure Schedules and all representations and warranties made by Seller with respect to any projections, forecasts, estimates, future results of operations, future cash flows, and the future financial condition of the Business).

ARTICLE VI
Covenants

Section 6.01 Conduct of Business Prior to the Closing. From the date hereof until the Closing, except as otherwise provided in this Agreement or consented to in writing by Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), Seller shall: (a) use commercially reasonable efforts to conduct the Business in the ordinary course of business in all material respects; and (b) use commercially reasonable efforts to maintain and preserve intact its current Business organization, operations and franchise and to preserve the rights, franchises, goodwill and relationships with its employees, customers, lenders, suppliers, regulators and others having relationships with the Business. From the date hereof until the Closing Date, except as otherwise provided in this Agreement or consented to in writing by Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), Seller shall not take any action that would cause any of the changes, events or conditions described in Section 4.05 to occur.

Section 6.02 Access to Information. From the date hereof until the Closing, Seller shall: (a) afford Buyer and its Representatives reasonable access to and the right to inspect all of the properties, assets, premises, books and records, Material Contracts and other documents and data related to the Business; (b) furnish Buyer and its Representatives with such financial, operating and other data and information related to the Business as Buyer or any of its Representatives may reasonably request; and (c) instruct the Representatives of Seller to cooperate with Buyer in its investigation of the Business; provided, however, that any such investigation shall be conducted during normal business hours upon reasonable advance notice to Seller, under the supervision of Seller’s personnel and in such a manner as not to interfere with the conduct of the Business or any other businesses of Seller. Notwithstanding anything to the contrary in this Agreement, Seller shall not be required to disclose any information to Buyer if such disclosure would, in Seller’s sole discretion: (x) cause significant competitive harm to Seller and its businesses, including the Business, if the transactions contemplated by this Agreement are not consummated; (x) jeopardize any attorney-client or other privilege; or (y) contravene any applicable Law, fiduciary duty or binding agreement entered into prior to the date of this Agreement. Prior to the Closing, without the prior written consent of Seller (which consent shall not be unreasonably withheld, conditioned or delayed), Buyer shall not contact any suppliers to, or customers of, the Business and Buyer shall have no right to perform invasive, destructive or subsurface investigations of any real property or any other environmental sampling. Buyer shall, and shall cause its Representatives to, abide by the terms of the Confidentiality Agreement with respect to any access or information provided pursuant to this Section 6.02.

Section 6.03 Schedule Supplement. From time to time prior to the Closing, Seller shall have the right (but not the obligation) to supplement or amend the Seller Disclosure Schedules with respect to any matter hereafter arising or of which it becomes aware after the date hereof (each a “Schedule Supplement”). Any disclosure in any such Schedule Supplement shall not be deemed to have cured any inaccuracy in or breach of any representation or warranty contained in this Agreement, including for purposes of the indemnification or termination rights contained in this Agreement or of determining whether or not the conditions set forth in Section 7.02(a) have been satisfied; provided, however, that as a result of matters disclosed in such Schedule Supplement, Buyer has the right to terminate this Agreement; provided further, if Buyer does not elect to, terminate this Agreement within three (3) Business Days of its receipt of such Schedule Supplement, then Buyer shall be deemed to have irrevocably waived any right to terminate this Agreement with respect to such matter.

Section 6.04 Transferred Employees.

(a) Commencing on the Closing Date and in connection with the Management and Transition Services Agreement, Seller shall provide post-closing operations of the Business for a period of time as set forth the Management and Transition Services Agreement. In accordance with the Management and Transition Services Agreement. following the sixty (60) day anniversary of the Closing Date, at Buyer’s sole discretion, Buyer may offer employment, on an “at will” basis, to any or all of the employees of Seller. Seller shall bear any and all obligations and Liabilities under the WARN Act resulting from any employment losses pursuant to this Section 6.04(a).

(b) Seller shall be solely responsible, and Buyer shall have no obligations whatsoever for, any compensation or other amounts payable to any current or former employee, officer, director, independent contractor or consultant of the Seller, including, without limitation, hourly pay, commission, bonus, salary, accrued vacation, fringe, pension or profit sharing benefits or severance pay for any period relating to the service with Seller at any time on or prior to the Closing Date.

(c) Seller shall remain solely responsible for the satisfaction of all claims for medical, dental, life insurance, health accident or disability benefits brought by or in respect of current or former employees, officers, directors, independent contractors or consultants of the Business or the spouses, dependents or beneficiaries thereof, which claims relate to events occurring on or prior to the Closing Date. Seller also shall remain solely responsible for all worker’s compensation claims of any current or former employees, officers, directors, independent contractors, or consultants of the Business which relate to events occurring on or prior to the Closing Date. Seller shall pay, or cause to be paid, all such amounts to the appropriate persons as and when due.

Section 6.05 Confidentiality.

(a) Buyer acknowledges and agrees that the Confidentiality Agreement remains in full force and effect and, in addition, covenants and agrees to keep confidential, in accordance with the provisions of the Confidentiality Agreement, information provided to Buyer pursuant to this Agreement. If this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreement and the provisions of this Section 6.05 shall nonetheless continue in full force and effect.

(b) From and after the Closing, Seller shall, and shall cause its Affiliates to, hold, and shall use its reasonable best efforts to cause its or their respective Representatives to hold, in confidence any and all information, whether written or oral, concerning the Business and the Purchased Assets, except to the extent that Seller can show that such information: (i) is generally available to and known by the public through no fault of Seller, any of its Affiliates or their respective Representatives; or (ii) is lawfully acquired by Seller, any of its Affiliates or their respective Representatives from and after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation. If Seller or any of its Affiliates or their respective Representatives are compelled to disclose any information by judicial or administrative process or by other requirements of Law, Seller shall promptly notify Buyer in writing and shall disclose only that portion of such information which Seller is advised by its counsel in writing is legally required to be disclosed, provided, that Seller shall use reasonable best efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.

Section 6.06 Buyer Post-Closing Covenants; Hospitality Business.

(a) The Parties hereto acknowledge and agree that Buyer is acquiring Seller’s right, title and interest in the “Samuel Lawrence” Trademarks, as more fully set forth in the Intellectual Property Assignment, subject to Seller expressly retaining exclusive rights to use the “Samuel Lawrence” name in connection with designing, marketing and supplying hotel and hospitality furnishings and related goods (the “Hospitality Business”). In furtherance thereof, Buyer is providing Seller with an exclusive, worldwide, royalty-free, fully-paid license, pursuant to the License Agreement, to use the “Samuel Lawrence” name in connection with Hospitality Business.

(b) For a period of three (3) years commencing on the Closing Date (the “Buyer Non-Compete Period”), Buyer shall not, and shall not permit any of its Affiliates to, directly or indirectly, engage or participate in the Hospitality Business in the U.S. or any other jurisdiction in which Seller or any successor or assigns conducts business. Buyer further agrees that it shall not, and shall not permit any other Person, to use the “Samuel Lawrence” name in the Hospitality Business from and after the expiration of the Buyer Non-Compete Period. Buyer acknowledges that the restrictions contained in this Section 6.06(b) are fair and reasonable in scope and duration, necessary to protect the legitimate business interests of Seller and constitute a material inducement to Seller to enter into and consummate the transactions contemplated by this Agreement.

(c) In the event that any covenant contained in this Section 6.06 should ever be adjudicated to exceed the time, geographic, product or service or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service or other limitations permitted by applicable Law. The covenants contained in this Section 6.06 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

(d) Buyer acknowledges that a breach or threatened breach of this Section 6.06 may give rise to irreparable harm to Seller, for which monetary damages may not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by Buyer of any such obligations, Seller shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to seek equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond).

Section 6.07 Seller Post-Closing Covenants; Seller Non-Solicitation.

(a) Seller agrees that, from and after the Closing, it shall not, and shall not permit any other Person, to use the “Samuel Lawrence” or any Trademark or tradename confusingly similar thereto, other than “Samuel Lawrence Hospitality” in connection with the Hospitality Business, subject to the terms of the License Agreement.

(b) For a period of one (1) year commencing on the Closing Date (the “Seller Non-Solicitation Period”), Seller shall not, and shall not permit any of its Affiliates to, directly or indirectly, hire or solicit any Seller employee who is offered and accepts employment by Buyer pursuant to Section 6.04(a) or is employed by Buyer in the Business during the Seller Non-Solicitation Period, or encourage any such employee to leave such employment or hire any such employee who has left such employment, except pursuant to a general solicitation which is not directed specifically to any such employees; provided, that nothing in this Section 6.07(a) shall prevent Seller or any of its Affiliates from hiring: (i) any employee whose employment has been terminated by Buyer; or (ii) after one hundred eighty (180) days from the date of termination of employment, any employee whose employment has been terminated by the employee.

(c) Seller acknowledges that a breach or threatened breach of this Section 6.07 may give rise to irreparable harm to Buyer, for which monetary damages may not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by Seller of any such obligations, Buyer shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to seek equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond).

(d) Seller acknowledges that the restrictions contained in this Section 6.07 are reasonable and necessary to protect the legitimate interests of Buyer and constitute a material inducement to Buyer to enter into this Agreement and consummate the transactions contemplated by this Agreement. In the event that any covenant contained in this Section 6.07 should ever be adjudicated to exceed the time, geographic, product or service or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service or other limitations permitted by applicable Law. The covenants contained in this Section 6.07 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

Section 6.08 Books and Records.

(a) In order to facilitate the resolution of any claims made against or incurred by Seller prior to the Closing, or for any other reasonable purpose, for a period of five (5) years after the Closing, Buyer shall:

(i) retain the Books and Records (including personnel files) relating to periods prior to the Closing in a manner reasonably consistent with the prior practices of Seller; and

(ii) upon reasonable notice, afford Seller’s Representatives reasonable access (including the right to make, at Seller’s expense, photocopies), during normal business hours, to such Books and Records.

(b) In order to facilitate the resolution of any claims made by or against or incurred by Buyer after the Closing, or for any other reasonable purpose, for a period of five (5) years following the Closing, Seller shall:

(i) retain the books and records (including personnel files) of Seller which relate to the Business and its operations for periods prior to the Closing; and

(ii) upon reasonable notice, afford the Buyer’s Representatives reasonable access (including the right to make, at Buyer’s expense, photocopies), during normal business hours, to such books and records.

(c) Neither Buyer nor Seller shall be obligated to provide the other Party with access to any books or records (including personnel files) pursuant to this Section 6.08 where such access would violate any applicable Law.

Section 6.09 Public Announcements. Unless otherwise required by applicable Law, stock exchange requirements stock exchange rules or as the disclosing party deems necessary or advisable to comply with its SEC filing requirements (based upon the reasonable advice of counsel), neither Seller nor Buyer shall make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other Party (which consent shall not be unreasonably withheld, conditioned or delayed), and the Parties shall cooperate as to the timing and contents of any such announcement. Seller shall control its own securities law compliance and may make timely, legally required disclosures without Buyer approval (with reasonable advance notice when practicable).

Section 6.10 Bulk Sales Laws. The Parties hereby waive compliance with the provisions of any bulk sales, bulk transfer or similar Laws of any jurisdiction that may otherwise be applicable with respect to the sale of the Purchased Assets to Buyer.

Section 6.11 Wrong Pockets; Tariffs.

(a) From and after the Closing, if Seller or any of its Affiliates receives or collects any funds relating to any Transferred Receivable or any other Purchased Asset, Seller or its Affiliate shall promptly after becoming aware of the misdirected nature of such funds (and in any event no later than five (5) Business Days after the earlier of (x) Seller becoming so aware and (y) delivery of written notice by Buyer to Seller with evidence of the amount and nature of the payment) remit such funds to Buyer.

(b) From and after the Closing, if Buyer or any of its Affiliates receives or collects any funds relating to any Excluded Assets that is properly for the account of Seller in accordance with the terms of this Agreement, Buyer or its Affiliate shall promptly after becoming aware of the misdirected nature of such funds (and in any event no later than five (5) Business Days after the earlier of (x) Buyer becoming so aware and (y) delivery of written notice by Seller to Buyer with evidence of the amount and nature of the payment) remit such funds to Seller.

(c) If, at any time, any Governmental Authority refunds, rebates, credits or otherwise returns to Seller, as the importer of record, any amount of tariffs previously paid in respect of the Business or the Purchased Assets or as otherwise to the Business’ customers, Seller shall promptly either remit such amount directly to the applicable customers and provide Buyer written notice thereof or pay such amounts to Buyer, and Buyer shall promptly remit any such amounts received to the applicable customers in accordance with the documentation provided by Seller. The Parties shall act in good faith in administering and effectuating the foregoing.

Section 6.12 Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with the sale of the Purchased Assets (“Transfer Taxes”) shall be borne fifty percent (50%) by Seller, on the one hand, and fifty percent (50%) by Buyer. Seller shall, at its own expense, timely file any Tax Return or other document with respect to such Transfer Taxes and each Party shall cooperate with respect thereto as necessary. To the extent that any Transfer Taxes are required by applicable Law to be paid by either Buyer or Seller, the non-paying party shall promptly, upon notice from the paying party, reimburse the paying party for fifty percent (50%) of the total amount paid by the paying party.

Section 6.13 Further Assurances. Following the Closing, each of the Parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement and the Ancillary Documents.

ARTICLE VII
conditions to closing

Section 7.01 Conditions to Obligations of the Parties. The obligations of each Party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

(a) No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof; and

(b) Seller shall have received all consents, authorizations, orders and approvals from the Governmental Authorities referred to in Section 4.03 of the Seller Disclosure Schedule, and no such consent, authorization, order and approval shall have been revoked.

Section 7.02 Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Buyer’s waiver, at or prior to the Closing, of each of the following conditions:

(a) Other than the Fundamental Seller Reps, the representations and warranties of Seller contained in this Agreement shall be true and correct in all respects (without giving effect to any limitation indicated by the words “Material Adverse Effect”, “in all material respects,” “in any material respect,” “material,” or “materially”) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects). The Fundamental Seller Reps shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects);

(b) Seller shall have duly performed and complied in all material respects with all agreements and covenants required by this Agreement and each of the Ancillary Documents to be performed or complied with by it prior to or on the Closing Date;

(c) No Action shall have been commenced against Buyer or Seller, which would prevent the Closing. No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any transaction contemplated hereby;

(d) From the date of this Agreement, there shall not have occurred any Material Adverse Effect, nor shall any event or events have occurred that, individually or in the aggregate, with or without the lapse of time, would reasonably be expected to result in a Material Adverse Effect;

(e) All Encumbrances relating to the Purchased Assets shall have been released in full, other than Permitted Encumbrances, and Seller shall have delivered to Buyer written evidence, in form satisfactory to Buyer in its reasonable discretion, of the release of such Encumbrances; and

(f) Buyer shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Seller, that each of the conditions set forth in Section 7.02(a) and Section 7.02(b) have been satisfied.

Section 7.03 Conditions to Obligations of Seller. The obligations of Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Seller’s waiver, at or prior to the Closing, of each of the following conditions:

(a) Other than the Fundamental Buyer Reps, the representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects (without giving effect to any limitation indicated by the words “Material Adverse Effect”, “in all material respects,” “in any material respect,” “material,” or “materially”) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects). The Fundamental Buyer Reps shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects);

(b) Buyer shall have duly performed and complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it prior to or on the Closing Date;

(c) No Action shall have been commenced against Buyer or Seller, which would prevent the Closing. No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any transaction contemplated hereby;

(d) Seller shall have received a certificate, dated as of the Closing Date and signed by a duly authorized officer of Buyer, that each of the conditions set forth in Section 7.03(a) and Section 7.03(b) have been satisfied.

ARTICLE VIII
Indemnification

Section 8.01 Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein shall survive the Closing and shall remain in full force and effect until the date that two hundred and ten (210) calendar days from the Closing Date; provided, that the representations and warranties set forth in: (i) Section 4.01(a) (Organization and Qualification of Seller), Section 4.02 (Authority of Seller), Section 4.07 (Title to Purchased Assets), Section 4.21 (Brokers) and Section 4.22 (No Other Representations) (the “Fundamental Seller Reps”), Section 5.01 (Organization of Buyer), Section 5.02 (Authority of Buyer), Section 5.04 (Brokers) and Section 5.08 (Independent Investigation) (the “Fundamental Buyer Reps”), shall survive for the later of the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus sixty (60) days and five (5) years from the Closing Date. All covenants and agreements of the Parties contained herein shall survive the Closing for the period explicitly specified herein. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching Party to the breaching Party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved.

Section 8.02 Indemnification By Seller. Subject to the other terms and conditions of this ARTICLE VIII, from and after the Closing, Seller shall indemnify and defend each of Buyer and its Affiliates and their respective Representatives (collectively, the “Buyer Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Buyer Indemnitees based upon, arising out of, with respect to or by reason of:

(a) any inaccuracy in or breach of any of the representations or warranties of Seller contained in this Agreement or in any certificate delivered by or on behalf of Seller pursuant to this Agreement;

(b) any breach or non-fulfillment of any covenant, agreement, or obligation to be performed by Seller pursuant to this Agreement; or

(c) any Excluded Asset or any Excluded Liability.

Section 8.03 Indemnification By Buyer. Subject to the other terms and conditions of this ARTICLE VIII, from and after the Closing, Buyer shall indemnify and defend each of Seller and its Affiliates and their respective Representatives (collectively, the “Seller Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Seller Indemnitees based upon, arising out of, with respect to or by reason of:

(a) any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement or in any certificate delivered by or on behalf of Buyer pursuant to this Agreement;

(b) any breach or non-fulfillment of any covenant, agreement, or obligation to be performed by Buyer pursuant to this Agreement; or

(c) any Assumed Liability.

Section 8.04 Certain Limitations. The indemnification provided for in Section 8.02 and Section 8.03 shall be subject to the following limitations:

(a) Seller shall not be liable to the Buyer Indemnitees for indemnification under Section 8.02(a) until and unless the aggregate amount of all Losses in respect of indemnification under Section 8.02(a) exceeds three quarters of one percent (0.75%) of the Purchase Price (the “Seller Deductible”), in which event Seller shall be required to pay or be liable for all such Losses in excess of the Seller Deductible. The aggregate amount of all Losses for which Seller shall be liable pursuant to Section 8.02(a) shall not exceed the Indemnity Holdback Amount (the “Cap”).

(b) Notwithstanding the foregoing, the limitations set forth in Section 8.04(a) shall not apply to Losses based upon, arising out of, with respect to or by reason of any inaccuracy in or breach any Fundamental Seller Reps.

(c) In no event shall any Indemnifying Party be liable to any Indemnified Party for any punitive or special damages including loss of future revenue or income, loss of business reputation or opportunity relating to the breach or alleged breach of this Agreement, or diminution of value or any damages based on any type of multiple, unless actually paid to a third party.

(d) For purposes of calculating the amount of Losses incurred under this ARTICLE VIII in connection with any inaccuracy in or breach of any representation or warranty set forth in this Agreement, but not for purposes of determining whether such breach or inaccuracy has occurred, such representation or warranty shall be read without regard for, or giving effect to any reference to materiality, Material Adverse Effect or other similar qualification contained in such representation or warranty.

Section 8.05 Indemnification Procedures. The Party making a claim under this ARTICLE VIII is referred to as the “Indemnified Party”, and the Party against whom such claims are asserted under this ARTICLE VIII is referred to as the “Indemnifying Party”.

(a) Third-Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third-Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) calendar days after receipt of such notice of such Third-Party Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party is materially prejudiced by such failure to give prompt written notice. Such notice by the Indemnified Party shall describe the Third-Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third-Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense; provided, that if the Indemnifying Party is Seller, such Indemnifying Party shall not have the right to defend or direct the defense of any such Third-Party Claim that: (i) is asserted directly by or on behalf of a Person that is a Material Supplier or Material Customer of the Business; or (ii) seeks an injunction or other equitable relief against the Indemnified Party. In the event that the Indemnifying Party assumes the defense of any Third-Party Claim, subject to Section 8.05(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third-Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any Third-Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. The fees and disbursements of such counsel shall be at the expense of the Indemnified Party, provided, that if in the reasonable opinion of counsel to the Indemnified Party: (i) there are legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party; or (ii) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel to the Indemnified Party in each jurisdiction for which the Indemnified Party determines counsel is required. If the Indemnifying Party elects not to defend such Third-Party Claim or fails to diligently prosecute the defense of such Third-Party Claim, the Indemnified Party may, subject to Section 8.05(b), pay, compromise, defend such Third-Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third-Party Claim. Seller and Buyer shall cooperate with each other in all reasonable respects in connection with the defense of any Third-Party Claim, including making available (subject to the provisions of Section 6.05) records relating to such Third-Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending Party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third-Party Claim.

(b) Settlement of Third-Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third-Party Claim without the prior written consent of the Indemnified Party (which shall not be unreasonably withheld, conditioned or delayed); provided that the Indemnifying Party may without the prior written consent of the Indemnified Party, settle a Third-Party Claim so longs as such settlement (i) provides for no relief other than the payment of monetary damages to be paid in full by the Indemnifying Party, (ii) provides for an unconditional release from all Liability with respect to such Third-Party Claim and (iii) does not contain an admission of Liability or wrongdoing on the part of any Indemnified Party.

(c) Direct Claims. Any Action by an Indemnified Party on account of a Loss which does not result from a Third-Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) days after the Indemnified Party becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party is materially prejudiced by the failure to give prompt written notice. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have thirty (30) days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the Indemnified Party’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such thirty (30) day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

Section 8.06 Payments; Indemnity Holdback Amount.

(a) Once the amount of any Losses relating to an indemnified claim is agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this ARTICLE VIII, the Indemnifying Party shall satisfy its obligations within fifteen (15) Business Days of such final, non-appealable adjudication by wire transfer of immediately available funds. The Parties hereto agree that should an Indemnifying Party not make full payment of any such obligations within such fifteen (15) Business Day period, any amount payable shall accrue interest from and including the date of agreement of the Indemnifying Party or final, non-appealable adjudication to and including the date such payment has been made at a rate per annum equal to 5%. Such interest shall be calculated daily on the basis of a three hundred sixty-five (365) day year and the actual number of days elapsed, without compounding.

(b) Any Losses payable to a Buyer Indemnitee pursuant to this ARTICLE VIII shall be satisfied: (i) from the Indemnity Holdback Amount; and (ii) to the extent the amount of Losses exceeds the amounts available to the Buyer Indemnitee in the Indemnity Holdback Amount, from Seller (subject to the Cap).

Section 8.07 Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the Parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

Section 8.08 Exclusive Remedies. Subject to and except for Section 2.06, Section 6.06, Section 6.07 and Section 10.11, the Parties acknowledge and agree that from and after the Closing their sole and exclusive remedy with respect to any and all claims (other than claims arising from Fraud on the part of a Party hereto in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein, shall be pursuant to the indemnification provisions set forth in this ARTICLE VIII. In furtherance of the foregoing, except with respect to except for Section 2.06, Section 6.06, Section 6.07 and Section 10.11, each Party hereby waives, from and after the Closing, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other Party hereto and its Affiliates and each of their respective Representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in this ARTICLE VIII. Nothing in this Section 8.08 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled or to seek any remedy on account of any Party’s Fraud.

ARTICLE IX
Termination

Section 9.01 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by the mutual written consent of Seller and Buyer;

(b) by either Seller or Buyer, upon written notice to the other Party, if the transactions contemplated by this Agreement have not been consummated on or before December 31, 2025 (the “Drop Dead Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 9.01(b) shall not be available to any party whose material breach of any representation, warranty, covenant, or agreement set forth in this Agreement has been the principal cause of, or primarily resulted in, the failure of the transactions contemplated by this Agreement to be consummated on or before the Drop Dead Date;

(c) by Buyer, if Seller breaches any of its representations, warranties, covenants or other agreements contained in this Agreement that would give rise to the failure of a condition specified in ARTICLE VII, which breach has not been waived by Buyer and cannot be or has not been cured by Seller by the Drop Dead Date; provided, however, that Buyer may not terminate this Agreement pursuant to this Section 9.01(c) at any time when Buyer is in material breach of this Agreement;

(d) by Seller, if Buyer breaches any of its representations, warranties, covenants or other agreements contained in this Agreement that would give rise to the failure of a condition specified in ARTICLE VII, which breach has not been waived by Seller and cannot be or has not been cured by Buyer by the Drop Dead Date; provided, however, that Seller may not terminate this Agreement pursuant to this Section 9.01(d) at any time when Seller is in material breach of this Agreement; or

(e) by Buyer or Seller in the event that: (i) there shall be any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited; or (ii) any Governmental Authority shall have issued a Governmental Order restraining or enjoining the transactions contemplated by this Agreement, and such Governmental Order shall have become final and non-appealable.

Section 9.02 Effect of Termination. In the event of the termination of this Agreement in accordance with Section 9.01, the Party seeking termination shall deliver written notice to the other Party in accordance with Section 10.02 specifying the section hereof pursuant to which this Agreement is being terminated, and this Agreement shall become void and shall be deemed to have terminated without Liability or obligation thereafter on the part of any Party except (a) for Fraud and (b) pursuant to the provisions of this Section 9.02 and ARTICLE X hereof, each of which shall survive the termination of this Agreement. No termination of this Agreement shall affect the obligations of the Parties under the Confidentiality Agreement, which shall survive termination of this Agreement in accordance with its terms.

ARTICLE X
Miscellaneous

Section 10.01 Expenses. Except as otherwise expressly provided herein, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such costs and expenses, whether or not the Closing shall have occurred.

Section 10.02 Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 10.02):

If to Seller:	Hooker Furnishings Corporation 440 East Commonwealth Boulevard, Martinsville, Virginia 24112 E-mail: jhoff@hookerfurnishings.com Attention: Jeremy Hoff, CEO

with a copy to (which shall not constitute notice to):	McGuireWoods 800 East Canal Street Richmond, VA 23219-3916 E-mail: jmanderson@mcguirewoods.com; gregan@mcguirewoods.com; Attention: James M. Anderson III; Gary S. Regan
If to Buyer:	Magnussen Home Furnishings, Inc. 2-94 Bridgeport Road East Waterloo ON N2J 2J9 E-mail: kmacfarlane@magnussen.com Attention: Kent MacFarlane, CFO
with a copy to (which shall not constitute notice to):	Lippes Mathias LLP 50 Fountain Plaza, Suite 1700 Buffalo, NY 14202 E-mail: bwhite@lippes.com Attention: Benjamin White, Esq.

Section 10.03 Interpretation.

(a) For purposes of this Agreement, unless otherwise expressly provided: (i) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (ii) the word “or” is not exclusive; (iii) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole; (iv) the words “made available to Buyer” means that copies of relevant documents, instructions or materials were made available to Buyer in the “Project High Jump” virtual data room maintained by firmex.com on or prior to 11:59 p.m. Eastern time on the first Business Day prior to Closing, and (v) references herein: (A) to Articles, Sections, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (B) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof; and (C) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting an instrument or causing any instrument to be drafted.

(b) The Seller Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein. Information disclosed in any Section of the Disclosure Schedules shall be deemed to be disclosed for purposes of each other Section of the Disclosure Schedules to the extent that the relevance of such disclosure to such other Section would be reasonably apparent on its face to a reader of the disclosure. Matters disclosed in any of the Disclosure Schedules are not necessarily limited to matters required by this Agreement to be so disclosed, and such additional matters are disclosed for informational purposes and do not necessarily include other matters of a similar nature. No reference to or disclosure of any matter in any of the Disclosure Schedules shall be construed as an admission or indication that such matter is material or outside of the ordinary course of business, or that such matter is required to be referred to or disclosed in the Disclosure Schedules. Without limiting the foregoing, no such reference to or disclosure of a possible breach or violation of any Contract or applicable Law shall be construed as an admission or indication that such breach or violation exists or has actually occurred.

Section 10.04 Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 10.05 Severability. If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Except as provided in Section 6.06(c) or Section 6.07(d), upon such determination that any term or other provision is invalid, illegal or unenforceable, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 10.06 Entire Agreement. This Agreement and the Ancillary Documents constitute the sole and entire agreement of the Parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the Ancillary Documents, the Exhibits, Schedules and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

Section 10.07 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors and permitted assigns. Neither Party may assign its rights or obligations hereunder without the prior written consent of the other Party, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that prior to the Closing Date, Buyer may, without the prior written consent of Seller, assign all or any portion of its rights under this Agreement to one or more of its direct or indirect wholly-owned Subsidiaries. No assignment shall relieve the assigning Party of any of its obligations hereunder.

Section 10.08 No Third-Party Beneficiaries. Except as provided in ARTICLE VIII, this Agreement is for the sole benefit of the Parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 10.09 Amendment and Modification; Waiver. This Agreement may only be amended, modified, or supplemented by an agreement in writing signed by each Party hereto. No waiver by any Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the Party so waiving. No waiver by any Party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 10.10 Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a) This Agreement shall be governed by and construed in accordance with the internal Laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction).

(b) ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR THE COURTS OF THE STATE OF DELAWARE IN EACH CASE LOCATED IN THE CITY OF WILMINGTON AND COUNTY OF NEW CASTLE, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.10(c).

Section 10.11 Specific Performance. The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the Parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

Section 10.12 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one (1) and the same agreement. A signed copy of this Agreement delivered by e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[signature page follows]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the date first written above by their duly authorized officers.

SELLER:

HOOKER FURNISHINGS CORPORATION

/s/ Jeremy Hoff
Title:	Chief Executive Officer

BUYER:

MAGNUSSEN HOME FURNISHINGS, INC.

/s/ Doug Townsend
Title:	President

Signature Page to Asset Purchase Agreement